     As Filed with the Securities and Exchange Commission on March 14, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
AND POST-EFFECTIVE AMENDMENT NO. 2
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

JAVELIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	88-0471759
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
125 Cambridge Park Drive
Cambridge, MA 02140
(Address of Principal Executive Offices) (Zip Code)
Stock Option Agreements
2005 Omnibus Stock Incentive Plan
(Full title of the plan)

David B. Bernstein	Copy to:
General Counsel and Secretary Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140 (617) 349-4500	Richard S. Frazer, Esq. Pryor Cashman LLP 410 Park Avenue New York, NY 10022 (212) 326-0416
(Name, address, telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title Of Securities	Amount to be	offering price per	aggregate offering	Amount of
To Be Registered	registered(1)	share	price	Registration Fee
Common Stock $.001 par value	10,185,299 (2)	$2.90 (3)	$29,537,367.10	$3,070.74 (4)
Total	10,185,299		$29,537,367.10	$3,070.74

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. This registration statement also shall cover any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transactions.

(2)	Pursuant to Rule 429(b) under the Securities Act, the 10,185,299 shares of common stock being registered hereunder includes 6,185,299 shares of common stock that were previously registered on a registration statement on Form S-8 (File No. 333-129203) filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 24, 2005 (the “Initial Registration Statement”), and 2,500,000 shares of common stock that were registered on post-effective amendment no. 1 to the Initial Registration Statement filed with the SEC on October 5, 2006. Accordingly, this registration statement also constitutes post-effective amendment no. 2 to the Initial Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee as determined in accordance with Rule 457(c) and (h) under the Securities Act (based on the closing price per share of the common stock as reported on the American Stock Exchange as of March 7, 2008).

(4)	Pursuant to General Instruction E of Form S-8, a registration fee of $170.96 is being paid with respect to the 1,500,000 additional shares of common stock issuable under the 2005 Omnibus Stock Incentive Plan being registered on this registration statement, calculated in accordance with Rule 457(o) under the Securities Act. A registration fee of $2,022.28 was previously paid on October 24, 2005 in connection with the filing of the Initial Registration Statement relating to 6,185,299 shares of common stock, and a registration fee of $877.50 was previously paid on October 5, 2006 in connection with the filing of post-effective amendment no. 1 to the Initial Registration Statement relating to 2,500,000 shares of common stock.

Proposed sales to take place as soon as possible after the effective date of the Registration Statement as options granted under the Plan and the Agreements are exercised.

EXPLANATORY NOTE
Javelin Pharmaceuticals, Inc. (the “Company”) previously registered 8,685,299 shares of common stock, par value $.001 per share (the “Common Stock”), for issuance upon the exercise of options, including 7,500,000 shares underlying the Company’s 2005 Omnibus Stock Incentive Plan, as amended (the “2005 Plan”). The registration of such shares was filed on a Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on October 24, 2005, file number 333-129203 (the “Initial Registration Statement”), in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and a post-effective amendment No. 1 to the Initial Registration Statement filed with the SEC on October 5, 2006. On May 23, 2007, the Company’s Board of Directors approved an amendment to the 2005 Plan increasing the number of shares available for awards thereunder by 1,500,000 shares to 9,000,000 shares, subject to stockholder approval. On June 26, 2007, at the 2007 Annual Meeting of Stockholders, the stockholders authorized the amendment to the 2005 Plan. This registration statement is being filed to register the additional 1,500,000 shares of Common Stock. Accordingly, pursuant to General Instruction E of Form S-8, the contents of Part I of the Initial Registration Statement are incorporated herein by reference. Moreover, pursuant to Rule 429(b) under the Securities Act, this registration statement, which is a new registration statement, also constitutes post-effective amendment no. 2 to the Initial Registration Statement.
This registration statement also includes a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. Pursuant to Rule 429(a), the Reoffer Prospectus is a combined prospectus which also relates to 6,185,299 shares of Common Stock registered on the Initial Registration Statement and 2,500,000 shares of Common Stock registered on post-effective amendment no. 1 to the Initial Registration Statement. This Reoffer Prospectus may be used for reofferings and resales of shares of Common Stock which may be deemed to be “control securities” under the Securities Act and the rules and regulations promulgated thereunder that have been acquired by certain officers and directors of the Company, being the Selling Stockholders identified in the Reoffer Prospectus. The number of shares of Common Stock included in the Reoffer Prospectus represents the total number of shares of Common Stock that may be acquired by the Selling Stockholders upon exercise of options previously granted to them under the 2005 Plan and Stock Option Agreements, and does not necessarily represent a present intention to sell any or all such shares of Common Stock.

REOFFER PROSPECTUS
JAVELIN PHARMACEUTICALS, INC.
4,482,460 shares of Common Stock
     This reoffer prospectus is a combined prospectus that is being used for the offering and sale of up to an aggregate of 4,482,460 shares (the “Shares”) of our common stock that may be issued to certain of our officers and directors (the “Selling Stockholders”) upon their exercise of options granted to them under our 2005 Omnibus Stock Incentive Plan (the “2005 Plan”) and underlying certain Stock Option Agreements previously entered into with them.
     The Selling Stockholders, or their permitted transferees, who are listed in the section of this prospectus entitled “Selling Stockholders,” may offer any or all of the Shares owned by them that are covered by this prospectus for resale from time to time. We will not receive any proceeds from the sale of the Shares, however, we will receive the proceeds, if any, from the exercise of the options and original issue of the Shares. We will pay all of the expenses associated with this prospectus. The Selling Stockholders will pay the other costs, such as brokerage commissions, if any, associated with the sale of the Shares.
     The Shares that are issuable to the Selling Stockholders may be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. We have prepared this prospectus for the sole purpose of registering the Shares under the Securities Act in order to allow them to offer and sell the Shares to the public, subject to any contractual limitations or legal restrictions.
     Our common stock is currently listed on the American Stock Exchange under the symbol JAV. On March 7, 2008, the closing price for our common stock was $2.90. You are urged to obtain current market quotations for our common stock before purchasing any of the Shares being offered for sale pursuant to this prospectus.
     An investment in our securities involves risks. You should carefully read and consider the risk factors disclosed in any of our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including, without limitation, the risk factors contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, before making a decision to purchase our securities.
Our mailing address and telephone number are:
125 CambridgePark Drive
Cambridge, MA 02140
(617) 349-4500
     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 14, 2008

     You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock and warrants described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

 i

     Unless the context otherwise requires, all references in this prospectus to “Javelin,” “Company,” “registrant,” “we,” “us” or “our” include Javelin Pharmaceuticals, Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us. All references in this prospectus to “common stock” refer to our common stock, par value $0.001 per share.
THE COMPANY
Background
     Javelin Pharmaceuticals, Inc. was incorporated in July 2005 in the State of Delaware by Intrac, Inc., a Nevada corporation (“Intrac”), for the purpose of migrating the Intrac corporate entity to Delaware. The migratory merger became effective in September 2005. In December 2004, Innovative Drug Delivery Systems, Inc. (“IDDS”), then a private operating corporation, merged with Intrac, then a public reporting “shell” company, for the purpose of conducting the IDDS operations in a public entity. Intrac had been formed in September 2000 and had no active business operations between 2001 and December 2004. Following the Intrac-IDDS merger, the IDDS operations became the business of Intrac, and certain of the executive officers and directors of IDDS became our executive officers and directors. As a result of the migratory merger, IDDS became a wholly-owned subsidiary of Javelin. In July 2006, our common stock was listed on the American Stock Exchange. The shares of common stock described in this report give effect to the Intrac-IDDS merger and the migratory merger.
Overview
     We are a specialty pharmaceutical company that applies proprietary technologies to develop new products and improved formulations of existing drugs that target current unmet and underserved medical needs primarily in the pain management market. We are developing and have begun to market simple and user-friendly products, involving new modes and routes of delivery for drugs optimized for relieving moderate-to-severe pain. In doing so, we intend to offer novel proprietary products that in some cases can be administered in a less invasive, more convenient manner and generally should offer either improved safety or efficacy, or both, as compared to currently marketed formulations. In addition, the product choices currently available for the treatment of moderate-to-severe pain are limited in the doses that may be given due to side effects, including cardiovascular depression, tolerance and addiction, respiratory depression, constipation, sedation and general diminution of quality of life. Our product candidates are focused on treating a variety of pain disorders ranging from acute and episodic moderate-to-severe pain associated with breakthrough cancer pain, post-operative pain, post-trauma pain such as orthopedic injury pain, procedural pain and burn pain. We believe that our products, assuming regulatory approvals, will offer patients and the medical community significant benefits and alternatives to the prescription pain medications available to pain sufferers today.
     Our plan of clinical operations for the next 12 months involves conducting the necessary research and development to further advance our product — Dyloject™ (injectable diclofenac) – and our two product candidates — PMI-150 (intranasal ketamine) and Rylomine™ (intranasal morphine) - along the drug development and regulatory approval process. The existing formulations of these parent drugs, including oral diclofenac, injectable ketamine, and oral and injectable morphine, are well-known prescription medications with well-documented profiles of safety, efficacy and cost-effectiveness.
     Our development program is designed to support global product registration, although special emphasis is placed upon U.S. and European filings for drug approval and product registration. In October 2007, Dyloject was approved for marketing in the U.K., and we received pricing for this approved product in November 2007. The product is beginning to enter formularies in the U.K., and we have initiated filings for marketing approval in certain other European countries via the Mutual Recognition Process. Currently, Rylomine, Dyloject and PMI-150 have completed the Phase 2 product development stage based upon the U.S. regulatory classification. Rylomine and Dyloject have successfully completed Phase 3 trials in 2007, and in each case await results from a single Phase 3 efficacy trial necessary before filing a New Drug Application (“NDA”). Similarly, we presently anticipate that only one multi-dose Phase 3 efficacy trial will be needed prior to submission of the NDA for PMI-150. Over the coming year, development activity will focus on fulfilling the manufacturing requirements and generating the necessary preclinical and clinical data to support the submission packages outlined at our End-of-Phase 2 meetings at the U.S. Food and Drug Administration (“FDA”) for Rylomine and Dyloject in the first half of 2006, our pre-Phase 3 FDA meeting for PMI-150 in January 2007, and our pre-NDA FDA meeting for PMI-150 in November 2007.

     All three of our product candidates are in late stage development as shown below:

Product candidate	Indication	Development stage
Dyloject	Post-operative pain	Phase 3 (U.S.)
(injectable diclofenac)	Post-operative pain, anti-inflammatory	MHRA Pricing Approval Received (U.K.)
Mutual Recognition Process (other European Union countries)

PMI-150	Acute pain	Phase 3 (U.S.)
(intranasal ketamine)
Rylomine	Acute moderate-to-severe pain	Phase 3 (U.S.)
(intranasal morphine)
Dyloject (diclofenac sodium injectable)
     Dyloject is an injectable formulation of diclofenac. Diclofenac is a prescription nonsteroidal anti-inflammatory drug (“NSAID”) that is widely prescribed to treat post-operative pain due to its combination of effectiveness and tolerability. There still exists an underserved medical need for a safe and effective injectable NSAID in the hospital setting. For example, ketorolac tromethamine is an injectable NSAID that had significant sales prior to the FDA’s imposing a black box warning limiting the combined duration of intravenous plus oral use to five days because of the risk of serious adverse events. Similar adverse events, including mortality, led to it being taken off the market in France and Germany. Oral diclofenac (marketed as Voltaren®) can be used safely in excess of five days and has a safety profile that is considered superior to oral ketorolac. Diclofenac is currently approved for use in the U.S. in a variety of oral formulations as well as a topical and ophthalmic formulation. An injectable formulation of diclofenac (Voltarol®) is commercially available in Europe, but has significant drawbacks, including the need to buffer and dilute it at the pharmacy and a lengthy infusion period (over thirty minutes). The development of injectable formulations of diclofenac has been limited by its poor solubility. We believe that the proprietary formulation of injectable diclofenac that we are developing has the potential to overcome these issues and to provide an effective and safe treatment of moderate-to-severe acute pain.
     In July 2005, we announced that we had met our primary endpoint in the pivotal European Phase 2/3 study for Dyloject. In September 2005, at the European Society of Regional Anaesthesia and Pain Therapy annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled Phase 2/3 pivotal clinical trial comparing the safety, efficacy and therapeutic equivalency of Dyloject to Voltarol®. The Marketing Authorization Application (“MAA”) submission for approval to sell Dyloject in Europe was filed in September 2005, and was accepted for review in October 2005. In October 2007, we announced that we received marketing authorization approval in the United Kingdom for Dyloject. In November 2007, we received pricing approval for Dyloject from the U.K. Department of Health Pharmaceutical Price Regulation Scheme, as well as notification of our first U.K. hospital formulary approval. As of February 1, 2008, Dyloject has generated orders from 26 different U.K. hospitals, with 10 reordering product. Now that we have entered the commercial phase of Dyloject in the U.K., we anticipate announcing attendant revenues with respect to the first quarter of 2008. We continue to take the necessary steps to facilitate mutual recognition of Dyloject in, and a subsequent product launch, including distribution, marketing and sales activities, in Germany and certain other European countries. We intend to file additional marketing applications through the mutual recognition process in a number of European Union (“EU”) member countries during the second half of 2008. There can be no assurance as to whether or when such applications in the remaining European countries will be approved. The U.S. development program for Dyloject has required additional studies beyond those sufficient for European MAA because no injectable diclofenac product has yet been marketed in the U.S.
     In January 2006, we announced that we had met our primary endpoint of a linear dose response for pain relief over six hours in a Phase 2b U.S. study of Dyloject. The preliminary results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Dyloject to intravenous ketorolac demonstrated that patients with moderate-to-severe pain after oral surgery who received Dyloject or intravenous ketorolac experienced statistically significant pain relief over six hours compared to patients who received a placebo. In addition, approximately five minutes after intravenous injection, Dyloject demonstrated superior onset of pain relief compared to ketorolac as measured by statistically significant reductions in pain intensity and pain relief using both the VAS and categorical scales. In September 2006, we announced at “Europe Against Pain,” the annual meeting of EFIC (the European Federation of Chapters of the International Association for the Study of Pain) that the minimally effective dose of Dyloject in this study was 3.75mg, which is an unexpectedly low dose and novel finding. To achieve analgesia with lower doses of injectable diclofenac than was previously understood to be necessary offers the potential to reduce dose-related adverse affects with substantially equivalent analgesia. Moreover, although this study was designed to measure analgesic outcomes rather than differentiation of side effects between treatment groups, we did observe half the incidence of surgical site bleeding in patients given Dyloject compared to those given ketorolac. In May 2006, we commenced enrolling patients in a larger post-operative pain study in fulfillment of completing two Phase 3 studies for Dyloject necessary for filing the U.S. New Drug Application (“NDA”). In December 2007, we announced successful top-line results from the first of these two Phase 3 studies, and also announced that patient enrollment in the second of these two studies had commenced. We anticipate completion of patient enrollment in this second Phase 3 study by mid-2008 and submission of the NDA for Dyloject in the first half of 2009. Most recently, we announced in January 2008 that our Phase 1 study of the effects upon platelet function of administering Dyloject at therapeutically relevant doses showed minimal, albeit detectable, effects. The effects of Dyloject as well as oral immediate release diclofenac, at their maximum, only reached the upper range of normal in contrast to the effects of ketorolac or aspirin. Both of the latter drugs produced dramatic, highly significant interference with platelet aggregation. These results addressed the potential that NSAIDs have upon surgical site bleeding and confirmed earlier literature showing superiority of diclofenac over ketorolac with respect to this important safety consideration.
PMI-150 (intranasal ketamine)
     PMI-150, a proprietary nasal formulation of ketamine, is currently under development by us for treatment of acute moderate-to-severe pain, including breakthrough pain. Breakthrough pain is acute pain that overcomes or breaks through a patient’s generally prescribed regimen of pain medicine. As reported in recent medical literature, the use of ketamine as an analgesic, while not yet approved by the FDA, is gaining clinician acceptance as a result of its effectiveness and minimal impact on cardiovascular and respiratory functions. Ketamine, a non-opiate, is an N-methyl-D-aspartate (“NMDA”) receptor antagonist that has been in clinical use for over 30 years as a general anesthetic. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain as well as in the development of analgesic tolerance to opioids. Ketamine blocks NMDA receptors and therefore is a logical drug candidate for use as an analgesic for syndromes associated with acute pain, as well as breakthrough pain. Ketamine, at lower doses than those approved for use as an anesthetic, has been reported in the medical literature to be an effective analgesic in settings such as post-operatively, during medical procedures, and for neuropathic pain.
     PMI-150 is in development in the U.S. for the treatment of acute moderate-to-severe pain and breakthrough pain. We believe that PMI-150 is optimized for use as a pain medication and potentially offers a safe, non-opioid alternative for the treatment of moderate-to-severe pain.
     In 2005, we completed the PMI-150 formulation and device bioequivalency programs and initiated additional Phase 2 studies. We met with the FDA in January 2007 to finalize the development plan for this product candidate. At this meeting, the FDA indicated that no additional clinical efficacy trials and only pharmacokinetic trials would be needed prior to filing an initial NDA. However, at our pre-NDA meeting in November 2007, the review division of the FDA requested that we conduct one additional efficacy study prior to filing. We are currently planning a post-operative, multi-dose, acute pain study in same-day orthopedic surgery that we expect to commence by mid-2008. With respect to the potential application for this product for breakthrough cancer pain, in 2007 we began patient enrollment in a multi-site trial. Also in 2007, we published in the international, peer-reviewed journal Acute Pain results of our Phase 2 randomized, double-blind , placebo-controlled trial showing statistically significant superiority of intranasal ketamine over placebo in a standard acute pain model (molar extraction). We are also continuing to perform internal deliberations regarding the development of our PMI-150 product candidate in Europe.

Rylomine (intranasal morphine)
     Rylomine is in development in the U.S. and Europe for the treatment of acute moderate-to-severe pain and breakthrough pain. Morphine, the active pharmaceutical ingredient in Rylomine , is the analgesic standard to which all other opioids are usually compared, and has potent effects upon the mu-opioid receptor that is found in many nerve cells with pain pathways. When morphine binds to this receptor, it interferes with the transmission of pain signals from nerve endings and across nerve pathways to the spinal cord and brain. The power of morphine to reduce the level of physical distress places it among the most important naturally occurring compounds. Morphine is a strong analgesic used for the relief of moderate-to-severe acute and chronic pain, pre-operative sedation, and as a supplement to anesthesia. It is the drug of choice for treating moderate-to-severe pain associated with, in part, surgical operations, myocardial infarction and cancer. In addition, we have licensed a proprietary drug delivery technology, the ChiSys Delivery Platform, that allows us to nasally deliver and to achieve therapeutic blood levels of morphine in a predictable fashion that was previously unattainable when administered through the nasal route.
     In October 2005, we announced that we had met our primary endpoint of a linear dose response for pain relief over four hours in a Phase 2b study of Rylomine. In February 2006, at the American Academy of Pain Medicine annual meeting, we presented comprehensive results of this randomized, double-blind, placebo- and comparator-controlled clinical trial comparing the safety and efficacy of Rylomine to intravenous morphine. This study demonstrated that patients with moderate-to-severe pain after orthopedic surgery who received Rylomine or intravenous morphine experienced statistically significant pain relief over four hours compared to patients who received a placebo. In April 2006, we announced that we held our End-of-Phase 2 meeting with the FDA and in May 2006, we initiated the U.S. Rylomine Phase 3 clinical program. In June 2007, we announced successful top-line clinical results of the first of two Rylomine Phase 3 clinical trials in which two dose regimens of Rylomine, intravenous morphine, or placebo were given to patients with acute pain after orthopedic surgery. Pain scores, time to request rescue analgesic medication and the doses required and other outcome measures were assessed and showed that Rylomine offered the same analgesic benefits as IV morphine and that both IV and intranasal morphine provided significantly superior analgesia than placebo. Because bone pain is often considered more resistant to morphine than is soft-tissue pain (e.g., post-abdominal surgery), we believe that these successful results in the more potentially challenging of our two Phase 3 pivotal trials are significant. We are also focused on seeking regulatory and scientific advice from French regulatory experts and the European Medicines Agency (“EMEA”). The results of the clinical trials along with feedback from the regulatory agencies will determine the timing, extent and cost of the European Rylomine development program and product filings.
     The proprietary technology used to develop all three of our product candidates is protected by patent applications filed and/or issued patents both in the United States and in other countries. During 2007, we received broad patent coverage for Dyloject in Europe, extending patent protection there by approximately ten years, into 2024. Additionally, we have received a U.S. Patent covering our PMI-150 formulation and a Canadian Patent covering devices for treating pain using PMI-150. The U.S. Patent extends our patent protection into 2023 and the Canadian Patent extends our patent protection into 2015. We have licensed the exclusive rights to develop and commercialize the proprietary formulations of these product candidates. Since inception, we have been awarded over $5.8 million in competitive and peer-reviewed government funding, including contracts from the U.S. Department of Defense and grants from the National Institutes of Health/National Cancer Institute. In 2007, we received a Tibbetts Award from the SBIR program of the NIH/NCI that had provided initial funding for our development of intranasal ketamine. We plan to present ongoing results from all three of our clinical programs at the 12th World Congress on Pain in August 2008 in Glasgow, Scotland. This Congress is a triennial event held under the auspices of the International Association for the Study of Pain, the leading international organization in the field.
General
     Our principal business office is located at 125 CambridgePark Drive, Cambridge, MA 02140, and our telephone number at that address is (617) 349-4500. Our corporate web site is www.javelinpharmaceuticals.com. The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
     We are including the following cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and accordingly involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Any forward-looking statement contained in this prospectus speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.
     In addition to other factors and matters discussed elsewhere herein, the following are important factors that in our view could cause actual results to differ materially from those discussed in the forward-looking statements: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of regulatory approvals and patents; the commercialization of our product candidates, at reasonable costs; the ability of our suppliers to continue to provide sufficient supply of products; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. We are also subject to numerous risks relating to our product candidates, manufacturing, regulatory, financial resources, competition and personnel as set forth in any of our filings with the SEC that are incorporated by reference in this prospectus. Except to the extent required by applicable laws or rules, we disclaim any obligations to update any forward looking statements to reflect events or circumstances after the date hereof.
RISK FACTORS
     You should carefully consider the specific risks set forth under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus, including, without limitation, the “Risk Factors” contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, before making an investment decision. For more information see “Where You Can Find More Information.”
USE OF PROCEEDS
     We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders. We may receive proceeds of up to $13,787,123.76 if all the options are exercised and no cashless-exercise procedure is used. We anticipate that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, options may be exercised for cash as a result of this offering.
     We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $15,000.
DESCRIPTION OF CAPITAL STOCK
     Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the law of the State of Delaware.

Common Stock
     We are currently authorized to issue 200,000,000 shares of common stock, par value $0.001 per share, of which 49,035,967 shares were outstanding as of March 1, 2008.
     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors with the result that the holders of more than 50% of the shares of common stock and other voting shares voted for the election of directors can elect all of the directors.
     The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefor, and, upon liquidation are entitled to share pro rata in any distribution to holders of common stock, subject to the right of holders of outstanding preferred stock. No cash dividends have ever been declared by the board of directors on our common stock. Holders of our common stock have no statutory preemptive rights.
     There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All of the outstanding shares of common stock are, and all shares sold hereunder will be, when issued upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.
Preferred Stock
     We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, of which no shares were outstanding as of March 1, 2008.
     We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.
Transfer Agent
     American Stock Transfer & Trust Company, New York, New York, is the transfer agent for our common stock.
SELLING STOCKHOLDERS
     The table and notes below describe, with respect to each Selling Stockholder, as of March 14, 2008: (a) the name of the Selling Stockholder; (b) his or her relationship to us during the last three years; (c) the number of shares of common stock he or she beneficially owned as of the date of this prospectus; (d) the number of shares which he or she may offer pursuant to this prospectus; and (e) the amount and the percentage of our common stock that would be owned by him or her after completion of this offering, assuming he or she disposes of all of the shares being offered by him or her pursuant to this prospectus. The information contained in this table and notes may be amended or supplemented from time to time.

		Number of	Number of	Number of
		Shares	Shares	Shares	Percentage
		Beneficially	to be	Beneficially	of Common Stock
		Owned Prior	Offered by	Owned After	Owned After
	Relationship to	to	Selling	Completion of the	Completion of
Name of Seller	Company	the Offering[1]	Stockholders	Offering	the Offering
Douglas G. Watson (2)	Chairman of the Board	311,565 (11)	306,565	5,000	*
Martin J. Driscoll (8)	Chief Executive Officer and Director	946,604 (17)	946,604	-0-	*
Daniel B. Carr, MD (3)	Chief Medical Officer, Vice Chairman of the Board and Director	1,297,070 (12)	1,289,070	8,000	*
Fred H. Mermelstein, Ph. D.(4)	President and Director	1,555,368 (13)	1,003,052	552,316	1.2%
Stephen J. Tulipano (5)	Chief Financial Officer	255,000 (14)	255,000	-0-	*
David B. Bernstein (6)	General Counsel and Secretary	254,000 (15)	253,000	1,000	*
Jackie M. Clegg (7)	Director	205,921 (16)	205,921	-0-	*
Peter D. Kiernan, III (19)	Director	2,461,848 (20)	50,000	2,411,848	4.9%
Neil W. Flanzraich (9)	Director	296,604 (21)	96,604	200,000	*
Georg Nebgen (10)	Director	3,343,310 (18)	76,644	3,266,666	6.7%

*	Less than 1% based upon 49,047,367 shares outstanding as of March 14, 2008.

(1)	Beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock. While under SEC rules, a person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days from the date of this prospectus (such security a “Presently Exercisable” security), and the footnotes to the table include shares underlying outstanding options that are to vest more than 60 days from the date hereof.

(2)	Mr. Watson has served as our Chairman of the Board since July 2005, and a director of IDDS since April 2002, having been Chairman of the Board of Intrac from December 2004, when Intrac acquired IDDS, to September 2005, when Intrac migrated to Delaware by a merger into the Company.

(3)	Dr. Carr has served as our Chief Medical Officer and a director since July 2005, as our Vice Chairman of the Board since March 3, 2008, and as our Chief Executive Officer from July 2005 until March 3, 2008. Dr. Carr has served as Chief Executive Officer of IDDS since July 2005 and Chief Medical Officer and a director of IDDS since September 2004, having been in similar positions with Intrac from July 2005 and December 2004, respectively, to September 2005.

(4)	Dr. Mermelstein has served as our President and a director since July 2005, and President and a director of IDDS from its inception in February 1998, and had served as Chief Executive Officer of IDDS from July 2003 to July 2005, having been in similar positions with Intrac from December 2004 to September 2005, and had served as Secretary until April 2006.

(5)	Mr. Tulipano has served as our Chief Financial Officer since May 2006.

(6)	Mr. Bernstein has served as General Counsel and our Secretary since April 2006.

(7)	Ms. Clegg has served as a director since July 2005, and a director of IDDS since February 2004, having been a director of Intrac from December 2004 to September 2005.

(8)	Mr. Driscoll has served as our Chief Executive Officer since March 3, 2008 and as a director since June 2006.

(9)	Mr. Flanzraich has served as a director since June 2006.

(10)	Mr. Nebgen has served as a director since December 2006.

(11)	Includes 246,565 shares obtainable upon exercise of Presently Exercisable options and 60,000 shares obtainable upon exercise of options that are not Presently Exercisable.

(12)	Includes 1,044,070 shares obtainable upon exercise of Presently Exercisable options and 245,000 shares obtainable upon exercise of options that are not Presently Exercisable.

(13)	Includes 861,386 shares obtainable upon exercise of Presently Exercisable options and 141,666 shares obtainable upon exercise of options that are not Presently Exercisable.

(14)	Includes 115,000 shares obtainable upon exercise of Presently Exercisable options and 140,000 shares obtainable upon exercise of options that are not Presently Exercisable.

(15)	Includes 114,334 shares obtainable upon exercise of Presently Exercisable options and 138,666 shares obtainable upon exercise of options that are not Presently Exercisable.

(16)	Includes 165,921 shares obtainable upon exercise of Presently Exercisable options and 40,000 shares obtainable upon exercise of options that are not Presently Exercisable.

(17)	Includes 66,604 shares obtainable upon exercise of Presently Exercisable options and 880,000 shares obtainable upon exercise of options that are not Presently Exercisable.

(18)	Includes: (i) 1,895,973 shares, owned of record by NGN Biomed Opportunity I, L.P. and (ii) 1,370,693 shares, owned of record by NGN Biomed Opportunity I GmbH & Co. Beteiligungs KG. The aggregate number also includes 51,644 shares obtainable upon exercise of Presently Exercisable options and 25,000 shares obtainable upon exercise of options that are not Presently Exercisable, as reported on a Schedule 13G/A filed on February 14, 2008. Dr. Nebgen is a managing member of NGN Capital LLC (“NGN Capital”), which is the sole general partner of NGN Biomed I, L.P. (“NGN GP”) and the managing limited partner of NGN Biomed Opportunity I GmbH & Co. Beteiliguns KG (“NGN Biomed I GMBH”). NGN GP is the sole general partner of NGN Biomed Opportunity I, L.P. Under the operating agreement for NGN Capital, Dr. Nebgen is deemed to hold the reported securities for the benefit of NGN Capital. NGN Capital may, therefore, be deemed the indirect beneficial owner of the securities, and Dr. Nebgen may be deemed the indirect beneficial owner through his indirect interest in NGN Capital. Dr. Nebgen disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein, if any.

(19)	Mr. Kiernan has served as a director since February 2008.

(20)	Includes 2,411,848 shares owned by Kiernan Ventures LLD (“Ventures”), a limited liability company managed solely by Mr. Kiernan and owned by Mr. Kiernan and his wife, and 50,000 shares obtainable upon exercise of options that are not Presently Exercisable. Excludes approximately 1,154,128 shares (the “Sonostar Shares”) beneficially owned by Sonostar Capital Partners LLC (“Sonostar”), a private equity fund managed solely by Mr. Kiernan’s brother Mr. Gregory F. Kiernan, who has sole voting and dispositive power with respect to the Sonostar Shares. Ventures owns approximately 14.9% of the membership interests in Sonostar. 171,965 of the Sonostar Shares, representing the number of shares attributable to Ventures’ percentage interest in Sonostar, were placed in a segregated account in the name of Ventures after Peter Kiernan was appointed to the Board of Directors of Javelin. For the duration of Peter Kiernan’s serving as a director of Javelin: (i) no Sonostar Shares held in the segregated account shall be sold, pledged, hypothecated or otherwise disposed of by Sonostar; and (ii) no future purchase or sales of our securities shall be allocated to Ventures or taken from the segregated account. Neither Peter Kiernan nor Ventures has voting or dispositive power with respect to the Sonostar Shares, including, without limitation, the Sonostar Shares held in the segregated account.

(21)	Includes 66,604 shares obtainable upon exercise of presently exercisable options and 30,000 shares obtainable upon exercise of options not presently exercisable.

          The Selling Stockholders listed in the above table may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their Shares since the date on which the information in the above table is presented. Information about the Selling Stockholders may change from time to time. Information about other persons who may hereafter become Selling Stockholders will be set forth in prospectus supplements or post-effective amendments, if required.
          Because the Selling Stockholders may offer all or some of their common stock from time to time, and none is obligated to sell any Shares, we cannot estimate the amount of the common stock in the column “Shares Being Offered” in the above table that will be held by the Selling Stockholders after this offering. Also, this prospectus does not include shares that may be acquired upon exercise of options that we may grant to the Selling Stockholders in the future. The shares issuable upon exercise of options granted in the future may subsequently be sold pursuant to this prospectus, as supplemented to reflect the offering of such underlying shares for resale or in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution” for further information.
PLAN OF DISTRIBUTION
          The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on the American Stock Exchange or any other stock exchange market or trading facility on which the shares are traded or in private transactions.

               The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	exchange distribution in accordance with the rules of the American Stock Exchange or another applicable exchange;

•	privately-negotiated transactions;

•	settlement of short sales effected after the date this registration statement was initially declared effective;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

               The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
               In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
               The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of convertible securities by payment of cash, however, we will receive the exercise price of the convertible securities.
               The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

     The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.
     To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
     In order to comply with the securities laws in some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements in available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements, if applicable, of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.
EXPERTS
     The consolidated financial statements and management’s annual report on internal control over financial reporting incorporated by reference in this prospectus and registration statement to the Annual Report on Form 10-K for the year ending December 31, 2007 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports covering the periods stated therein and incorporated by reference herein, and are incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 and the cumulative period from February 23, 1998 (inception) to December 31, 2005 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report (which contains an emphasis of a matter paragraph regarding our recurring losses and limited capital resources as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
     The validity of the Shares that may be sold using this prospectus will be passed upon for us by Pryor Cashman LLP, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at http://www.javelinpharmaceuticals.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.
     We have filed with the SEC a registration statement on Form S-8 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by us with the SEC are hereby incorporated by reference into this prospectus:
(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;
(2) our current reports on Form 8-K, filed with the SEC on February 7, 2008, February 21, 2008, February 26, 2008, March 5, 2008 and March 7, 2008;
(3) the description of our common stock, par value $0.001 per share, contained in our registration statement of Form 8-A filed on July 17, 2006 (File No. 001-32949), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
(4) all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Unless expressly incorporated into this prospectus, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this prospectus. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.
     You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:
Javelin Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
Attn: David B. Bernstein, Corporate Secretary
(617) 349-4500

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.
Javelin Pharmaceuticals, Inc.
4,482,460 Shares of Common Stock
March 14, 2008

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by us with the SEC are hereby incorporated by reference into this registration statement:
(1) our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;
(2) our current reports on Form 8-K, filed with the SEC on February 7, 2008, February 21, 2008, February 26, 2008, March 5, 2008 and March 7, 2008;
(3) the description of our common stock, par value $0.001 per share, contained in our registration statement on Form 8-A filed on July 17, 2006 (File No. 001-32949), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
(4) all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this registration statement. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference.
Item 4.  Description of Securities.
     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
     Not applicable.
Item 6.  Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eighth of our Certificate of Incorporation and Article V of our By-Laws state that we shall provide the indemnification set forth above.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Such a provision, which also eliminates directors’ personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.
     We have also entered into agreements to indemnify certain of our directors, in addition to the indemnification provided for in our Certificate of Incorporation, our By-Laws and the DGCL (the “Indemnification Agreements”). We believe that the Indemnification Agreements are necessary to attract and retain qualified directors. Pursuant to the Indemnification Agreements, to the maximum extent permitted by applicable law, an indemnitee will be entitled to indemnification for any amount or expense which the indemnitee actually and reasonably incurs as a result of or in connection with prosecuting, defending, preparing to prosecute or defend, investigating, preparing to be a witness, or otherwise participating in any threatened, pending or completed claim, suit, arbitration, inquiry or other proceeding (a “Proceeding”) in which the indemnitee is threatened to be made or is made a party or participant as a result of his or her position with our company, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the Proceeding is brought by or in the right of our company, the Indemnification Agreement provides that no indemnification against expenses shall be made in respect of any claim, issue or matter in the Proceeding as to which the indemnitee shall have been adjudged liable to us.
     We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.
     Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.  Exemption from Registration Claimed.
     Not applicable.

Item 8.  Exhibits.
     The following is a list of exhibits filed as a part of this Registration Statement which are incorporated herein:

Exhibit
No.	Description
3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed September 9, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K, filed July 25, 2006, and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed August 1, 2007, and incorporated herein by reference).

3.4	First Amendment to the Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed December 18, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-140481), filed February 6, 2007, and incorporated herein by reference).

4.2	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed December 10, 2004, and incorporated herein by reference).

4.3	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.4	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.5	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.6	Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.7	Common Stock Purchase Warrant, dated September 7, 2005, issued by us to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.8	Common Stock Purchase Warrant, dated September 7, 2005, issued by us to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.9	Common Stock Purchase Warrant, dated September 30, 2005, issued by us to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.10	Common Stock Purchase Warrant, dated September 7, 2005, issued by us to Two River Group Holding, LLC (filed as Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.11	Amended and Restated 2005 Omnibus Stock Incentive Plan.*

4.12	2007 Employee Stock Purchase Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed May 31, 2007, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP.*

Exhibit
No.	Description
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.*

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).*

* Filed herewith.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on this 14th day of March, 2008.

JAVELIN PHARMACEUTICALS, INC.

By:	/s/ Martin J. Driscoll
Martin J. Driscoll
Chief Executive Officer

POWER OF ATTORNEY

     That each of the undersigned appoints Martin J. Driscoll and Stephen J. Tulipano as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, including all pre and post-effective amendments and related registration statements, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do separately and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Martin J. Driscoll Martin J. Driscoll	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2008

/s/ Daniel B. Carr Daniel B. Carr	Chief Medical Officer, Vice Chairman of the Board and Director	March 14, 2008

/s/ Stephen J. Tulipano Stephen J. Tulipano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 14, 2008

/s/ Fred H. Mermelstein Fred H. Mermelstein	President and Director	March 14, 2008

/s/ Douglas G. Watson	Chairman of the Board and Director	March 14, 2008
Douglas G. Watson

/s/ Jackie M. Clegg Jackie M. Clegg	Director	March 14, 2008

/s/ Peter D. Kiernan, III Peter D. Kiernan, III	Director	March 14, 2008

/s/ Neil W. Flanzraich Neil W. Flanzraich	Director	March 14, 2008

/s/ Georg Nebgen Georg Nebgen	Director	March 14, 2008

INDEX TO EXHIBITS
     The following is a list of exhibits filed as part of this Registration Statement:

Exhibit
No.	Description
3.1	Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed September 9, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment to the Certificate of Incorporation of Javelin Pharmaceuticals, Inc. (filed as Exhibit 3(i) to our Current Report on Form 8-K, filed July 25, 2006, and incorporated herein by reference).

3.3	Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed August 1, 2007, and incorporated herein by reference).

3.4	First Amendment to the Amended and Restated Bylaws of Javelin (filed as Exhibit 3.1 to our Current Report on Form 8-K, filed December 18, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-3 (No. 333-140481), filed February 6, 2007, and incorporated herein by reference).

4.2	2004 Omnibus Stock Incentive Plan (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed December 10, 2004, and incorporated herein by reference).

4.3	Form of Common Stock Purchase Warrant, dated November 5, 2004, issued by IDDS as part of bridge financing (filed as Exhibit 4.3 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.4	Placement Agent Warrant Agreement, dated December 6, 2004, issued by IDDS (filed as Exhibit 4.4 to our registration statement on Form SB-2, filed January 20, 2005, and incorporated herein by reference).

4.5	Form of Common Stock Purchase Warrant (filed as Exhibit 4.1 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.6	Form of Placement Agent Warrants (filed as Exhibit 4.2 to our Current Report on Form 8-K, filed November 10, 2005, and incorporated herein by reference).

4.7	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Aurora Capital LLC (filed as Exhibit 4.6 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.8	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.9	Common Stock Purchase Warrant, dated September 30, 2005, issued by our company to The Investor Relations Group, Inc. (filed as Exhibit 4.7.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.10	Common Stock Purchase Warrant, dated September 7, 2005, issued by our company to Two River Group Holding, LLC (filed as Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and incorporated herein by reference).

4.11	Amended and Restated 2005 Omnibus Stock Incentive Plan.*

4.12	2007 Employee Stock Purchase Plan (filed as Appendix A to our Definitive Proxy Statement on Schedule 14A, filed May 31, 2007, and incorporated herein by reference).

Exhibit
No.	Description
5.1	Opinion of Pryor Cashman LLP.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of McGladrey & Pullen, LLP, independent registered public accounting firm.*

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1).*

*	Filed herewith.